Exhibit 5.1
Opinion of Counsel Dorsey & Whitney LLP

November 7, 2000

The Board of Directors
eVision USA.Com, Inc.
1700 Lincoln Street, 32nd Floor
Denver, Colorado 80203

        Re:         Form S-8 Registration Statement
                      Opinion of Counsel

Dear Sirs:

        You have requested our opinion as to certain matters arising under the Colorado Business Corporation Act and the Colorado common law which relate to the issuance of an additional 7,500,000 shares of the $0.01 par value common stock (“Common Stock”) of eVision USA.Com, Inc. (“Company”) that may be issued upon the exercise of options that may in the future be granted pursuant to the Company’s Amended September 1996 Incentive and Nonstatutory Stock Option Plan (the Plan”). The Plan was amended on January 26, 2000 to increase the total number of shares which may be optioned and sold under the Plan from 7,500,000 shares to 15,000,000 shares, resulting in the Company’s registration of an additional 7,500,000 shares of Common Stock of the Company.

        We have reviewed the Articles of Incorporation, as restated and amended, of the Company, the Plans, and such other documents that we considered necessary in order to render this opinion. As a result of our review, we are of the opinion that the additional 7,500,000 shares of Common Stock are validly authorized, and assuming the shares of Common Stock are paid for as described in the Plan, when issued, the shares of Common Stock will be validly issued, fully paid and nonassessable under the Colorado Business Corporation Act.

        This opinion is limited to applicability of the Colorado Business Corporation Act and of the Colorado common law to the issuance of the shares of Common Stock. This opinion does not cover nor is in any way related to the applicability of, or compliance by the Company, with any other law, or any other federal law which may apply to transactions including the sale of a security.

        We consent to the filing of this opinion as our exhibit to the Registration Statement on Form S-8 and to you describing this firm as having issued this opinion in any prospectus that is a part of the Registration Statement.

                                                                                                                                                   Sincerely yours,

                                                                                                                                                   /s/ Dorsey & Whitney LLP
                                                                                                                                                         DORSEY & WHITNEY LLP